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                                                                     EXHIBIT 4







                              GENICOM CORPORATION

                             1997 STOCK OPTION PLAN









                              As Adopted Effective
                                 March 19, 1997


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                               TABLE OF CONTENTS


                                                                        Page
                                                                        ----
1.   Purpose                                                              1

2.   Definitions                                                          1

3.   Stock                                                                3

4.   Eligibility                                                          3

5.   Stock Options                                                        4

6.   Method of Exercise of Options                                        5

7.   Nontransferability of Options                                        5

8.   Effective Date of the Plan                                           6

9.   Termination, Modification, Change                                    6

10.  Change in Capital Structure                                          6

11.  Administration of the Plan                                           7

12.  Notice                                                               7

13.  Interpretation                                                       8



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                              GENICOM CORPORATION

                             1997 STOCK OPTION PLAN


1. PURPOSE. The purpose of this Genicom Corporation 1997 Stock Option Plan is to further the long term stability and financial success of Genicom Corporation by attracting and retaining key employees through the use of stock options. It is believed that ownership of Company Stock through the exercise of stock options granted under this Plan will stimulate the efforts of those employees upon whose judgment and interests the Company is and will be largely dependent for the successful conduct of its business. It is also believed that stock options granted to such employees under this Plan will strengthen their desire to remain employed with the Company and will further the identification of those employees' interests with those of the Company's stockholders. The Plan is intended to continue the stock option program initially established under the Previous Plan. The Plan also is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3 and Code
       section 162(m).


2. DEFINITIONS. As used in the Plan, the following terms have the meanings indicated:


       (a)    "Act" means the Securities Exchange Act of 1934, as amended.

       (b) "Applicable Withholding Taxes" means the aggregate amount of federal, state and local income and payroll taxes that an Employer is required to withhold in connection with the exercise of a Nonstatutory Stock Option.

       (c)    "Board" means the Board of Directors of the Company.

       (d) "Change of Control" means the occurrence of any of the following events:


              (i) A third person, including a "group" as defined in Section 13(d)(3) of the Act, becomes, or obtains the right to become, the beneficial owner of Company Stock having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company. An acquisition shall be excluded if made by the Company, a Subsidiary or a Company employee benefit plan;

              (ii) A reorganization, merger or consolidation in which the beneficial owners of the Company Stock and voting securities of the Company immediately prior thereto do not immediately thereafter beneficially own, directly or indirectly, more than 75% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities of the corporation resulting from such organization, merger or consolidation; or


              (iii) A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.
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       (e)    "Code" means the Internal Revenue Code of 1986, as amended.

       (f)    "Committee" means the Committee of the Board referred to in
              Section 11.

       (g)    "Company" means Genicom Corporation, a Delaware corporation.

       (h) "Company Stock" means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 10), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

       (i) "Date of Grant" means the date on which an Option is granted under the Plan.

       (j) "Disability" or "Disabled" means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to a Nonstatutory Stock Option, the Board shall determine whether a Disability exists and such determination shall be conclusive.

       (k)    "Effective Date" means March 19, 1997, subject to provisions of
              Section 8 of the Plan.

       (l) "Employer" means the Company and each Subsidiary that employs one or more Participants.

       (m) "Fair Market Value" per share of Company Stock as of any day means the average of the closing prices of sales of shares of Company Stock on all the national securities exchanges on which the Company Stock may at the time be listed or, if there shall have been no sales on any such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Company stock shall not be so listed, the average of the representative bid and asked prices quoted in the NASDAQ system as of 3:30 p.m., New York time, on such day, or, if on any day the Company Stock shall not be quoted in the NASDAQ system, the average of the high and low bid and asked prices on such day in the over-the-counter market as reported by National Quotation Bureau Incorporated, or any similar successor organization.

       (n) "Incentive Stock Option" means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

       (o) "Mature Shares" means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

       (p) "Nonstatutory Stock Option" means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

       (q) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.


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       (r)    "Participant" means any employee of the Company or a Subsidiary who receives an Option under the Plan.

       (s) "Previous Plan" means the Genicom Corporation Stock Option Plan, as amended and restated effective February 7, 1991, and as subsequently amended.

       (t) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

       (u) "Subsidiary" means another corporation in which the Company owns stock possessing at least 50 percent of the combined voting power of all classes of stock.

       (v) "Taxable Year" means the fiscal period used by the Company for reporting taxes on income under the Code.

       (w) "10% Stockholder" means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary. Indirect ownership of stock shall be determined in accordance with Code section 424(d).

3. STOCK. Subject to Section 10 of the Plan, the total shares of Company Stock for which Options may be granted under the Plan shall not exceed in the aggregate 300,000 shares of Company Stock, plus the number of shares of Company Stock for which options have not been granted under the Previous Plan as of the Effective Date. In addition, shares of Company Stock allocable to options or portions thereof under the Previous Plan that expire or otherwise terminate unexercised after the Effective Date may be subjected to an Option under the Plan, and shares allocable to Options or portions thereof granted under the Plan that expire or otherwise terminate unexercised under this Plan may again be subjected to an Option under the Plan. The shares of Company Stock that may be subject to Options under the Plan may either be authorized but unissued shares, or shares reacquired at any time and now or hereafter held as treasury stock as the Board may determine. No Participant shall be granted Options for more than 200,000 shares during any single taxable year.


4.     ELIGIBILITY.


       (a) All present and future employees of the Company or a Subsidiary (whether now existing or hereafter created or acquired) whom the Board determines has contributed or whom the Board determines can be expected to contribute significantly to the Company or a Subsidiary shall be eligible to receive Options under the Plan. The Board shall have the power and complete discretion, as provided in Section 11, to select eligible employees to receive Options and to determine for each employee the terms and conditions of each Option.

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       (b)    The grant of an Option shall not obligate an Employer to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

5.     STOCK OPTIONS.


       (a) The Board may make grants of Options to Participants. Whenever the Board deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement.

       (b) The exercise price of shares of Company Stock covered by an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant; provided, however, that if an Incentive Stock Option is granted to a Participant who is a 10% Stockholder, then the exercise price of the shares covered by the Incentive Stock Option shall not be less than 110% of the Fair Market Value of each shares on the Date of Grant. The exercise price of shares of Company Stock covered by a Nonstatutory Stock Option shall not be less than 85% of the Fair Market Value of such shares on the Date of Grant.

       (c) Options may be exercised in whole or in part at such times as may be specified by the Board in the Participant's stock option agreement; provided that, the exercise provisions for Incentive Stock Options shall in no event be more liberal than the following provisions:

              (i) No Incentive Stock Option may be exercised after the first to occur of (x) ten years from the Date of Grant, (y) three months following the date of the Participant's retirement or termination of employment with all Employers for reasons other than Disability or death, or (z) one year following the date of the Participant's termination of employment on account of Disability or death.

              (ii) An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the "Limitation Amount"). Incentive Stock Options granted under the Plan and all other plans of any Employer shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Board granting the Option may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

       (d) The Board may, in its discretion, grant Options that by their terms become fully exercisable upon a Change of Control, notwithstanding other conditions on exercisability in the stock option agreement.


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6.     METHOD OF EXERCISE OF OPTIONS.


       (a) Options may be exercised by the Participant giving written notice of the exercise to the Employer, stating the number of shares the Participant has elected to purchase under the Option the Participant has elected to exercise. In the case of the purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that to the extent the Participant's stock option agreement so provides, the Participant may (i) deliver Mature Shares (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, (ii) cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, (iii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if allowed by the terms of the Option, Applicable Withholding Taxes, or (iv) deliver an interest bearing promissory note, payable to the Company, in payment of all or part of the exercise price together with such collateral as may be required by the Board at the time of exercise. The interest rate under any such promissory note shall be established by the Board and shall be at least equal to the minimum interest rate required at the time to avoid imputed interest under the Code.

       (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company's counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant's investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no stockholder rights with respect to the shares.

       (c) Each Participant shall agree as a condition of the exercise of an Option, to pay to the Company, or make arrangements satisfactory to his or her Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option.

       (d) As an alternative to making a cash payment to satisfy Applicable Withholding Taxes, the Participant may, to the extent the Participant's stock option agreement so provides, elect to (i) deliver Mature Shares or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Board.

7. NONTRANSFERABILITY OF OPTIONS. Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant; provided, however that Nonstatutory Stock Options may be transferable to the extent specifically provided in the stock option agreement.



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8.     EFFECTIVE DATE OF THE PLAN.  The effective date of the Plan is March 19,
       1997. The Plan shall be submitted to the stockholders of the Company for approval. Until (i) the Plan has been approved by the Company's stockholders, and (ii) the requirements of any applicable federal or state securities laws have been met, no Option granted under the Plan shall be exercisable.


9. TERMINATION, MODIFICATION, CHANGE. If not sooner terminated by the Board, this Plan shall terminate at the close of business on March 18, 2007. No Options shall be granted under the Plan after its termination. The Board may amend or terminate the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Options granted under the Plan (except pursuant to Section 10), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the stockholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Options with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock
       Options to meet the requirements of the Code, including Code sections 162(m) and 422, and regulations thereunder. Except as provided in the preceding two sentences, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Option previously granted to him or her.


10.    CHANGE IN CAPITAL STRUCTURE.


       (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the exercise price, the annual award limit for a Participant under Section 4, and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Board may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

       (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Board may take such actions with respect to outstanding Options as the Board deems appropriate.

       (c) Notwithstanding anything in the Plan to the contrary, the Board may take the foregoing actions without the consent of any Participant, and the Board's determination shall be conclusive and binding on all persons for all purposes.




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11.    ADMINISTRATION OF THE PLAN.


       (a) The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have the authority to take any and all actions necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. The Board may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

       (b) The Board may delegate administrative responsibilities to a Committee, consisting of not less than two members of the Board appointed by the Board (the "Committee"). The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. The Board may abolish the Committee at any time and revest the administration of the Plan in the Board. Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Certificate of Incorporation and Bylaws.

       (c) The Board shall have the power and complete discretion to determine (i) which eligible employees shall receive Options and the nature of each Option, (ii) the number of shares of Company Stock to be covered by each Option, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) the time or times when an Option shall be granted, (v) whether an Option shall become vested over a period of time and when it shall be fully vested, (vi) when Options may be exercised, (vii) whether a Disability exists, (viii) the manner in which payment will be made upon the exercise of Options, (ix) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted, (x) whether to authorize a Participant (A) to deliver Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Employer withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option the number of shares necessary to satisfy Applicable Withholding Taxes, (xi) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xii) any additional requirements relating to Options that the Board deems appropriate. Notwithstanding the foregoing, no "tandem stock Options" (where two stock Options are issued together and the exercise of one Option affects the right to exercise the other Option) may be issued in connection with Incentive Stock Options. The Board shall have the power to amend the terms of previously granted Options that were granted by the Board so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Option.

       (d) The Board may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive as to any Participant. The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

12. NOTICE. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed



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       first class, postage prepaid, as follows (a) if to an Employer - at the principal business address of the Company to the attention of the Chief Financial Officer; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.


13. INTERPRETATION. This Plan shall be subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of Incentive Stock Options and deductibility of compensation under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the State of Delaware without regard to choice of law provisions.



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